Exhibit 99.1

Amedica Announces Positive Scientific Data and Re-files FDA Submission

SALT LAKE CITY, December 19, 2016 – Amedica Corporation (NASDAQ: AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, announced encouraging results from a recent study showing rapid bone growth into porous silicon nitride. Explants of the company’s porous silicon nitride from a large-animal model demonstrated bone healing into the material just four weeks after implantation. “We anticipate these preliminary findings will be confirmed with additional retrieval data in the near future. The porous silicon nitride sample used in this study is the cancellous-structured ceramic (CsC) used in the center of our composite cervical implants that were the subject of recent FDA communications” said Dr. B. Sonny Bal, CEO and President of Amedica Corporation.

Amedica has re-filed an application with the FDA, with a modified CsC-based cervical implant that is comparable to Amedica’s own commercially-available Valeo®C cervical implants. “With this submission, the goal is to introduce our proprietary CsC technology platform into the U.S. market without further delay” said Dr. Bal.

About Amedica Corporation

Amedica is focused on the development and application of spinal interbody implants made with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing implants for other biomedical applications, such as wear- and corrosion-resistant hip and knee bearings, and dental implants. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility, and it has a partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network, and OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated within this press release. A discussion of those risks and uncertainties can be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Amedica IR

801-839-3502

IR@amedica.com